Exhibit (d)(7)

COMMON STOCK PURCHASE AGREEMENT

by and between

DENALI HOLDING INC.

and

VENEZIO INVESTMENTS PTE. LTD.

DATED AS OF OCTOBER 12, 2015

-i-

Exhibits

Exhibit A	Parent Certificate
Exhibit B	Stockholders’ Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Letter Agreement

-ii-

Schedules

Schedule 4.5

-iii-

This COMMON STOCK PURCHASE AGREEMENT, dated as of October 12, 2015 (this “Agreement”), is entered into by and between Denali Holding Inc., a Delaware corporation (“Parent”), and Venezio Investments Pte. Ltd., a Singapore corporation (the “Purchaser” and, together with Parent, the “parties”).

RECITALS

WHEREAS, Parent has, concurrently herewith, entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, modified or supplemented, the “Merger Agreement”), by and among Parent, Dell Inc., a Delaware corporation, Universal Acquisition Co., a Delaware corporation and direct wholly-owned Subsidiary of Parent (“Merger Sub”), and EMC Corporation, a Massachusetts corporation (“EMC”), pursuant to which, among other things, Merger Sub will merge with and into EMC, with EMC surviving such merger (the “Merger”) as an indirect wholly-owned Subsidiary of Parent;

WHEREAS, Parent desires to issue and sell to the Purchaser 18,181,818 shares (the “Shares”) of new Class C Common Stock, par value $0.01 per share, of Parent (the “Class C Common Stock”), to be authorized by the certificate of incorporation of Parent in the form attached hereto as Exhibit A (with any Permitted Changes, the “Parent Certificate”);

WHEREAS, Parent has, concurrently herewith, entered into common stock purchase agreements, dated as of the date hereof (each, as may be amended, modified or supplemented, a “Concurrent Common Stock Purchase Agreement”), with each of the SLP Purchasers, the MD Purchasers and the MSDC Purchasers (collectively, the “Concurrent Equity Investors”), pursuant to the terms and conditions of which the Concurrent Equity Investors will make, and certain other co-investors to whom the Concurrent Equity Investors may assign, transfer or syndicate their equity commitment, will make an aggregate equity investment in Parent of up to $4,250,000,000 to acquire shares of new Class A Common Stock, par value $0.01 per share, and new Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”) of Parent to be authorized by the Parent Certificate, which proceeds will be used to finance a portion of the transactions contemplated by the Merger Agreement;

WHEREAS, Parent has, concurrently herewith, entered into that certain debt commitment letter, dated as of the date hereof (as may be amended, modified or supplemented, the “Debt Commitment Letter”), with the lenders under the Debt Financing (the “Lenders”), pursuant to the terms and conditions of which the Lenders will provide the Debt Financing to Parent and its Subsidiaries in connection with the transactions contemplated by the Merger Agreement, which proceeds will be used to finance a portion of the transactions contemplated by the Merger Agreement;

WHEREAS, the Purchaser is entering into this Agreement to purchase the Shares set forth below, subject to the conditions set forth herein; and

WHEREAS, the parties to this Agreement intend to treat the issuance and sale of the Shares under this Agreement, the transactions contemplated in connection therewith and the transactions contemplated under the Merger Agreement as a single transaction as described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Parent agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from Parent the Shares, at a purchase price of $27.50 per share (the “Per Share Purchase Price”). The aggregate purchase price for the Shares (the “Aggregate Purchase Price”) shall be $500,000,000.

Section 1.2. Payment of Purchase Price; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article V of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017, immediately prior to the Merger Closing, or such other time and place as mutually agreed by the parties hereto (such time being referred to herein as the “Closing Date”).

(b) Subject to the satisfaction or waiver of the conditions set forth in Article V of this Agreement at the Closing, (i) Parent will deliver to the Purchaser stock certificates evidencing the Shares and (ii) the Purchaser shall pay, or cause to be paid, to Parent the Aggregate Purchase Price in U.S. Dollars by wire transfer in immediately available funds to the account designated by Parent in writing to the Purchaser at least three Business Days prior to the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Purchaser as of the date hereof and as of the Closing (without giving effect to the Merger) as follows (and for the purposes of the representations and warranties contained in this Article II (other than Section 2.1, Section 2.2 and Section 2.7), references to Parent shall be deemed to include Parent and each of its Subsidiaries):

Section 2.1. Organization. Parent (a) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (b) together with its Subsidiaries, has all power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to transact the business in which it is engaged and presently proposes to engage, except where the failure to hold such authorizations, licenses and permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 2.2. Capitalization. As of the date hereof, Parent has (i) 350,000,000 shares of Series A Common Stock, par value $0.01 per share, authorized, of which 306,515,974 shares are issued and outstanding, (ii) 150,000,000 shares of Series B Common Stock, par value $0.01 per share, authorized, of which 98,181,818 shares are issued and outstanding, (iii) 200,000,000 shares of Series C Common Stock, par value $0.01 per share, authorized, of which 181,301 shares are issued and outstanding, and (iv) 100 shares of preferred stock, par value $0.01 per share, authorized, of which no shares are issued and outstanding. At the Effective Time, the authorized capitalization of Parent will be as set forth in the Parent Certificate with such Permitted Changes as may be made. As of the Closing Date, all of the shares of issued and outstanding capital stock of Parent will be duly authorized, validly issued, fully paid and non-assessable, and issued free of preemptive or similar rights other than such rights that have been complied with or duly waived. As of the date hereof, there are no (a) outstanding securities convertible or exchangeable into shares of capital stock of Parent, (b) options, warrants, calls, subscriptions, preemptive rights, conversion rights, rights of first refusal or other rights, agreements or commitments obligating Parent to issue, transfer or sell any shares of its capital stock or (c) stockholders’ agreements, voting agreements, registration rights agreements or other rights, agreements or commitments relating to the voting, dividend rights, transfer or other disposition of its shares of capital stock, except (1) as set forth above in this Section 2.2, (2) as contemplated in any Concurrent Common Stock Purchase Agreements and the Letter Agreement (as defined below), (3) for the Stockholders’ Agreement, the Sponsor Stockholders’ Agreement, the Management Stockholders’ Agreement and the Registration Rights Agreement, (4) for the Denali Holding Inc. 2013 Stock Incentive Plan (the “2013 Plan”) and awards granted or issued in substitution for awards assumed thereunder, and (5) for the Stock Option Agreement and options thereunder. As of the date hereof, the 2013 Plan is the only plan or program the Parent or any of the Parent Subsidiaries maintains under which compensatory equity and equity-based awards are outstanding and no compensatory equity and equity-based awards were granted under any other plan. As of the date hereof, Parent has not issued for cash or agreed to issue for cash in connection with the transactions contemplated by the Merger Agreement shares of capital stock of Parent at a price per share (or securities convertible into or exchangeable or exercisable for shares of capital stock of Parent with a conversion or exercise price) that is less than the Per Share Purchase Price.

Section 2.3. Authorization and Valid Issuance. Parent has all corporate power and authority to execute and deliver this Agreement and, at the Closing, the Shares, and to consummate the transactions contemplated hereby and thereby. The execution and delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action of Parent, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement, other than the filing by the Parent of the Parent Certificate with the Secretary of State of the State of Delaware. This Agreement has been, and the Shares will be at or prior to the Closing, duly authorized, executed and delivered by Parent. When executed and delivered by Parent and countersigned by the Purchaser, assuming that this Agreement will constitute the legal, valid and binding obligation of the Purchaser, this Agreement shall constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

Section 2.4. Waiver of Preemptive Rights. Each of the Concurrent Equity Investors have waived all rights such stockholders have with respect to the issuance of the Shares pursuant to Section 5.1 of the Sponsor Stockholders’ Agreement, other than with respect to their respective purchases of shares under the Concurrent Common Stock Purchase Agreements.

Section 2.5. Compliance with Laws; Governmental Authorization. Neither Parent nor any Subsidiary is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would result in a Parent Material Adverse Effect. Other than the filing of the Parent Certificate with the Secretary of State of the State of Delaware, any filings under applicable “blue sky” laws and as may be required under the HSR Act or other applicable antitrust, competition or fair trade laws in connection with the issuance of the Shares, and except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Entity is required to be obtained or made by it in connection with the execution, delivery and performance by Parent of this Agreement or the Shares, the consummation by it of the transactions contemplated hereby or thereby, or the issuance, sale or delivery to it by Parent of the Shares.

Section 2.6. Non-Contravention / No Consents. The issue and sale of the Shares, the execution, delivery and performance by Parent of this Agreement and the compliance by Parent with all of the provisions of this Agreement and the Parent Certificate, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of the maturity or performance of, or cancel or terminate, any material contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Parent is a party or by which Parent is bound or to which any of the property or assets of Parent is subject, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, nor will such action result in any violation of the provisions of any of the organizational or governing documents of Parent or any statute, order, rule or regulation of any court or Governmental Entity having jurisdiction over Parent or any of its properties or assets.

Section 2.7. Financial Statements.

(a) Parent has delivered to the Purchaser (i) the Annual Report of Dell Inc., which includes the audited consolidated financial statements of Dell Inc. for the fiscal year ended January 30, 2015 (the “2014 Annual Report”) and (ii) the Quarterly Report of Dell Inc., which includes the unaudited condensed consolidated financial statements of Dell Inc. for the fiscal six months ended July 31, 2015 (the “H1 2015 Quarterly Report” and, together with the 2014 Annual Report, the “Reports”). The financial statements included in the Reports, together with the notes thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified, and the Reports fairly present, in all material respects, the consolidated financial position of Dell Inc. and its Subsidiaries as of the dates indicated and the results of its operations and cash flows for the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject to normal year-end adjustments).

(b) Except as reflected or reserved against in the most recent consolidated balance sheet of Parent contained in the financial statements contained in the Reports, as of the date of this Agreement, Parent and its Subsidiaries do not have any liabilities or obligations of any nature required to be set forth on the consolidated balance sheet of Parent under GAAP other than (A) liabilities or obligations incurred since the date of such balance sheet which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (B) liabilities or obligations not required to be set forth on the consolidated balance sheet of Parent under GAAP and (C) liabilities or obligations incurred under the Merger Agreement and any documentation entered into with respect to the Financing.

(c) It is acknowledged that the financial statements contained in the Reports have not been reviewed by the Securities and Exchange Commission (the “SEC”). In connection with the review of such financial statements by the SEC, Parent may be required to make changes to such financial statements in order to respond to comments by the SEC or may determine to make changes to such financial statements to reduce the likelihood of comments by the SEC.

Section 2.8. Absence of Certain Changes. Since July 31, 2015, (a) Parent has not accrued, declared, paid or authorized any dividends, (b) Parent has not made any distributions upon or with respect to any class or series of its capital stock and (c) there have not been any changes, circumstances, conditions or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 2.9. Absence of Litigation. As of the date hereof, to Parent’s knowledge, there is no action, suit, proceeding, investigation or inquiry pending or threatened against Parent or any Subsidiary that questions the validity of this Agreement or the Merger Agreement, or the right of Parent to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby. As of the date hereof, there is no action, suit, proceeding, investigation or inquiry pending or, to Parent’s knowledge, threatened by or before any Governmental Entity against Parent or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or Governmental Entity binding upon Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there are no orders, writs, injunctions, judgments or decrees outstanding of any court or Governmental Entity binding upon Parent or any of its Subsidiaries, in each case, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Merger Agreement. No representation or warranty is made under this Section 2.9 or Section 2.8(c) with respect to the appraisal proceedings identified in note 8 to the financial statements included in the H1 2015 Quarterly Report.

Section 2.10. Obligations to Related Parties. The notes to the financial statements contained in the Reports fairly present in all material respects in accordance with GAAP as of the dates and for the periods indicated therein the related party transactions required by GAAP to be described therein.

Section 2.11. Customers and Suppliers. As of the date hereof, except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, no customer or supplier has canceled or otherwise terminated, or, to Parent’s knowledge, threatened in writing to terminate, its relationship with Parent or any of its Subsidiaries, decreased or limited in any respect, or, to Parent’s knowledge, threatened in writing to decrease or limit, its purchases from, in the case of customers, or sales to, in the case of suppliers, Parent or any of its Subsidiaries, or otherwise changed, or, to Parent’s knowledge, threatened in writing to change, the terms of its relationship with Parent or any of its Subsidiaries (including through a reduction in a customer’s purchase price or an increase in a supplier’s sale price).

Section 2.12. Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect: (i) Parent and its Subsidiaries own or have the right or a valid and enforceable license to use all Intellectual Property used in the operation of their businesses as currently conducted; (ii) no actions are pending or, to the knowledge of the Parent, threatened in writing (including cease and desist letters or invitations to obtain a license) against the Parent or its Subsidiaries which assert infringement, misappropriation or violation by the Parent or its Subsidiaries of any Intellectual Property owned by a third party; (iii) to the knowledge of the Parent (x) the operation of the businesses of the Parent and its Subsidiaries as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other Person and, (y) no Person is Infringing the Parent’s or any of its Subsidiaries’ Intellectual Property; (iv) the Parent and its Subsidiaries take commercially reasonable actions to protect their Intellectual Property (including trade secrets); and (v) no Software owned by the Parent or any Subsidiary of the Parent is derived from and modifies or adapts any Software subject to an “open source” or similar license that requires the licensing, offer or provision of the source code of the applicable Software to others on “open source” or similar terms with respect to the applicable Software that is licensed, distributed or conveyed to others.

Section 2.13. PATRIOT Act, OFAC and FCPA.

(a) Parent will not, directly or indirectly, use the proceeds of the transaction contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(b) Parent will not use the proceeds of the sale of the Shares directly, or, to the knowledge of Parent, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(c) Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, to the knowledge of Parent, none of Parent or its Subsidiaries has, in the past three years, committed a violation of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act or the FCPA.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, none of Parent or its Subsidiaries, or, to the knowledge of Parent, any director, officer, employee or agent thereof is an individual or entity currently on OFAC’s list of Specifically Designated Nationals and Blocked Persons, nor is Parent or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

Section 2.14. Merger Agreement and Related Documents. True and correct copies of the Merger Agreement, the Debt Commitment Letter, the Concurrent Common Stock Purchase Agreements, the Letter Agreement and, in each case, the Exhibits and Schedules thereto (the “Merger Agreement Signing Documents”) in the form that such documents have been executed by the parties thereto concurrently with the execution of this Agreement have been delivered by Parent to the Purchaser prior to the execution of this Agreement. Such documents (assuming due authorization, execution and delivery by the respective counterparties thereto) have been duly authorized and, immediately following execution, will have been duly executed and delivered by Parent and any of its Subsidiaries that are parties thereto. Other than the Merger Agreement Signing Documents, as of the date hereof there are no separate binding agreements between the parties to the Merger Agreement or the Concurrent Common Stock Purchase Agreements with respect to the matters referenced therein or between the parties to the Debt Commitment Letter (other than the Fee Letter referred to therein) with respect to the funding of the Debt Financing.

Section 2.15. Tax Returns and Payments. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent is and always has been a subchapter C corporation; (ii) Parent and each Subsidiary has timely filed all tax returns required to be filed by it and such tax returns are true, correct and complete in all material respects; and (iii) Parent and each Subsidiary has paid all taxes due and payable except for taxes that Parent or the Subsidiary, as applicable, are contesting in good faith and for which Parent has established adequate reserves as reflected or reserved against in the most recent consolidated balance sheet of Parent contained in the financial statements contained in the Reports. Parent is not now and has not been at any time within the last five years a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.

Section 2.16. Brokers and Finders. Neither Parent nor any other Person authorized by Parent to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.

Section 2.17. No Other Representations. PARENT ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES BY THE PURCHASER IN ARTICLE III

HEREOF CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE PURCHASER TO PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND PARENT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESSED OR IMPLIED, ARE SPECIFICALLY DISCLAIMED BY THE PURCHASER AND SHALL NOT FORM THE BASIS OF ANY CLAIM AGAINST THE PURCHASER, ITS ADVISORS, AFFILIATES, CONTROLLING STOCKHOLDERS, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES OR REPRESENTATIVES, WITH RESPECT THERETO.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to Parent as of the date hereof and as of the Closing (without giving effect to the Merger) that:

Section 3.1. Organization. The Purchaser is duly incorporated and validly existing under the laws of Singapore and has all power and authority and all authorizations, licenses and permits necessary to own and lease its material properties and assets and to transact the business in which it is engaged and presently proposes to engage, except where the failure to hold such authorizations, licenses and permits would not prevent or materially delay the consummation of the transactions contemplated herein.

Section 3.2. Authorization. The Purchaser has all corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. The execution and delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action of the Purchaser, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser. When executed and delivered by the Purchaser and countersigned by Parent, assuming that this Agreement will constitute the legal, valid and binding obligation of Parent, this Agreement shall constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

Section 3.3. Governmental Authorization. Other than as may be required under the HSR Act or other applicable antitrust, competition or fair trade laws in connection with the issuance of the Shares and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to fulfill its obligations under this Agreement (a “Purchaser Material Adverse Effect”), no permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Entity is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance by it of this Agreement, the consummation by it of the transactions contemplated hereby, or the issuance, sale or delivery to it by Parent of the Shares.

Section 3.4. Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and the compliance by the Purchaser with all of the provisions of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of the maturity or performance of, or cancel or terminate, any material contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, nor will such action result in any violation of the provisions of any of the organizational or governing documents of the Purchaser or any statute, order, rule or regulation of any court or Governmental Entity having jurisdiction over the Purchaser or any of its properties or assets.

Section 3.5. Purchase for Own Account. The Purchaser acknowledges that the Shares, when issued, will not have been registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or under any applicable state or foreign securities laws. The Purchaser is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment and for its own account and not with a view to, or for sale, transfer, assignment, pledge, hypothecation or disposal in connection with, any distribution or offering of the Shares in violation of the Securities Act or any applicable state or foreign securities laws. The Purchaser has no present intention of selling, transferring, assigning, pledging, hypothecating, disposing, granting any participation in, or otherwise distributing the Shares. The Purchaser will not sell or otherwise dispose of any Shares except in compliance with this Agreement, the Stockholders’ Agreement, the Parent Certificate, and the registration requirements or exemption provisions of the Securities Act and any other applicable state or foreign securities laws. The Purchaser does not have any contract, agreement, undertaking, arrangement, obligation or commitment with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

Section 3.6. Purchaser Knowledge; Accredited Investor.

(a) The Purchaser has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision. The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of Parent and its Subsidiaries, and EMC and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely on the results of its own independent investigation and verification and the representations and warranties of Parent expressly and specifically set forth in Article II hereof.

(b) The Purchaser is an “accredited investor” (as such term is defined by Rule 501 of the Securities Act).

Section 3.7. Financial Capability. The Purchaser will have, at least 15 Business Days prior to the Closing, available in cash in a bank account in the United States, all funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement. Upon the request of the SLP Purchasers, the Purchaser shall confirm in writing to the SLP Purchasers whether the Purchaser has such funds available to consummate the Closing on the terms and conditions contemplated by this Agreement.

Section 3.8. No Brokers. Except for the engagement of one or more financial advisors (the fees and expenses of which will be paid solely by the Purchaser), the Purchaser has not employed any broker or finder in connection with the transactions contemplated by this Agreement and there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

Section 3.9. Section 351 Transaction Representation. The Purchaser has no present plan or binding commitment to sell, exchange or otherwise dispose of any Shares acquired by the Purchaser pursuant to this Agreement and, as of the Closing, will have no such present plan or binding commitment to sell, exchange or otherwise dispose of such Shares.

Section 3.10. No Other Representations. THE PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE II, NEITHER PARENT NOR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, EMC OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE MERGER AGREEMENT. THE PURCHASER ACKNOWLEDGES AND AGREES THAT THE ACCURACY OF PARENT’S REPRESENTATIONS AND WARRANTIES IS NOT A CONDITION TO PURCHASER’S OBLIGATION TO COMPLETE THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN SOLELY WITH RESPECT TO THE REPRESENTATIONS SET FORTH IN SECTION 2.1(a) AND SECTION 2.3 AS PROVIDED IN SECTION 5.2.(a). THE PURCHASER ACKNOWLEDGES AND AGREES TO PARENT’S EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PARENT OR ANY OF ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EQUITYHOLDERS, CONTROLLING PERSONS, AFFILIATES, GENERAL OR LIMITED PARTNERS OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE PURCHASER OR ITS EQUITYHOLDERS, CONTROLLING PERSONS, AFFILIATES, GENERAL OR LIMITED PARTNERS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE PURCHASER OR ITS EQUITYHOLDERS, CONTROLLING PERSONS, AFFILIATES, GENERAL OR LIMITED PARTNERS OR REPRESENTATIVES BY ANY REPRESENTATIVE OF PARENT OR ANY OF ITS AFFILIATES). THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS AND

BUSINESS OF PARENT AND ITS SUBSIDIARIES AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PURCHASER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION. IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, THE PURCHASER ACKNOWLEDGES AND AGREES THAT PARENT DOES NOT MAKE, NOR HAS MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED TO THE PURCHASER OR ITS EQUITYHOLDERS, CONTROLLING PERSONS, AFFILIATES, GENERAL OR LIMITED PARTNERS OR REPRESENTATIVES WITH RESPECT TO THE PERFORMANCE OF PARENT, EMC OR THEIR RESPECTIVE SUBSIDIARIES WHETHER BEFORE, ON OR AFTER THE CLOSING DATE. THE PURCHASER ACKNOWLEDGES AND AGREES THAT PARENT DOES NOT MAKE, NOR HAS MADE (OR HAS AUTHORIZED ANY OTHER PERSON TO MAKE ON ITS BEHALF), ANY REPRESENTATION OR WARRANTY TO THE PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF PARENT, EMC OR THEIR RESPECTIVE SUBSIDIARIES.

ARTICLE IV

COVENANTS

Section 4.1. Efforts.

(a) Parent and the Purchaser acknowledge that one or more filings under the HSR Act, the EUMR or other applicable antitrust, competition or fair trade laws (each, an “Antitrust Notification”) may be necessary in connection with the acquisition of the Shares. Promptly upon the execution of this Agreement, Parent and the Purchaser shall confer in good faith to determine which, if any Antitrust Notifications are necessary in connection with the acquisition of the Shares. To the extent reasonably requested by either Parent or the Purchaser following such consultation, Parent and the Purchaser shall each use their reasonable best efforts to promptly make or cause to be made any Antitrust Notifications deemed necessary in connection with the acquisition of the Shares, provided that, Parent shall have the right (but not the obligation) to require that any such Antitrust Notification (or formal or informal consultation with a relevant Governmental Entity in connection with an Antitrust Notification) be delayed until any Antitrust Notification to be filed with the same Governmental Entity in connection with the Merger Agreement or the transactions contemplated therein has been filed with and accepted by such Governmental Entity, and provided that notwithstanding anything in this Agreement to the contrary, Parent shall not have any responsibility or liability for failure of Purchaser or any of its Affiliates to comply with any applicable law.

(b) The Purchaser shall use its reasonable best efforts to obtain the prompt expiration or termination of any waiting period pursuant to the HSR Act, the EUMR or any other applicable antitrust, competition or fair trade law, or in connection with any Antitrust Notification filed in connection with the acquisition of the Shares and to promptly obtain any approval, clearance or consent of a Governmental Entity required under the EUMR or any other applicable antitrust, competition or fair trade law to allow the consummation of the acquisition of the Shares, provided that, notwithstanding any other provision of this Agreement, the Parent and the Purchaser shall have no obligation to divest or hold separate any assets or agree to any condition, covenant, undertaking, restriction or obligation as to the operation of its or its respective subsidiaries’ or Affiliates’ businesses to obtain such expiration, termination, approval, clearance or consent.

(c) Each party hereto shall be solely responsible for any filing or other fees associated with any Antitrust Notification made by it pursuant to this section.

Section 4.2. Press Release; Communications. The Purchaser shall not (i) make any notices, releases, statements or communications to the general public or the press relating to this Agreement, the Merger Agreement or the related financings and transactions contemplated hereby or thereby or (ii) otherwise disclose or make available this Agreement and/or the agreements and documents referred to herein to any third party (other than the Purchaser’s Representatives or as otherwise provided in Section 4.3), unless agreed upon in advance by Parent and the Purchaser in writing; provided that the Purchaser shall be entitled to issue such press releases and to make such public statements as are required by applicable law, in which case Parent shall be promptly advised thereof and Parent and the Purchaser shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 4.3. Confidentiality. Each of Parent and the Purchaser (each a “Receiving Party”) agrees to, and shall cause its Affiliates and each of its and their respective directors, officers, employees, consultants, attorneys, accountants, financial advisors and other representatives (collectively, “Representatives”, provided, that for the purposes hereof none of such persons shall be deemed a Representative hereunder unless such person has been furnished by a Receiving Party with Confidential Information (as defined herein) hereunder) to, (a) keep any information or materials supplied (whether oral, written, electronic or otherwise) by or on behalf of the other party hereto, any of its respective Subsidiaries, EMC, EMC’s Subsidiaries, the Concurrent Equity Investors or any of the respective Affiliates of any of the foregoing (in such capacity, each, a “Disclosing Party”) confidential (“Confidential Information”) and not disclose any Confidential Information to any third party, and (b) to use, and cause its Representatives to use, the Confidential Information only for the purpose of evaluating the transactions contemplated by this Agreement; provided, however, that the term “Confidential Information” does not include information that (i) was publicly available prior to the date of this Agreement or hereafter becomes publicly available without any violation of this Agreement on the part of the Receiving Party or any of its Representatives, (ii) was available to the Receiving Party or its Representatives on a non-confidential basis prior to its disclosure to the Receiving Party or its Representatives by a Disclosing Party or its Representatives, (iii) becomes available to the Receiving Party from a person other than a Disclosing Party and its Representatives who is not known to the Receiving Party to be subject to any legally binding obligation to keep such information confidential, or (iv) was or is independently developed by the Receiving Party or its Representatives or on their respective behalves without violating the terms of this Agreement. Notwithstanding the foregoing, nothing herein shall prevent a Receiving Party from disclosing Confidential Information to Purchaser’s Representatives who have a “need to know” in order to carry out the purposes of this Agreement and have signed an agreement containing disclosure and use provisions applicable to such Representatives substantially similar to those set forth herein or otherwise have been directed to comply with the terms of this Section 4.3 applicable to such Representatives, or if so requested or required by any law, regulation or legal, regulatory or judicial process, audit or inquiries by a regulator, bank examiner or self-regulatory organization or pursuant to mandatory professional ethics rules or the rules or regulations of any stock or securities trading exchange, subpoena, civil investigative demand, or similar process (collectively, “Law or Regulation”), it being understood and agreed that, (x) such Receiving Party shall, to the extent legally permissible, promptly notify the Disclosing Party of such request(s) so that the Disclosing Party may seek an appropriate protective order and/or waive compliance with the provisions of this Section 4.3 and (y) if, failing the entry of a protective order or the receipt of a waiver hereunder, such Receiving Party or its Representatives are, based on the advice of counsel, required by Law or Regulation to disclose Confidential Information, the Receiving Party or its Representatives may disclose only that portion of Confidential Information as is required to be disclosed by Law or Regulation without liability hereunder; provided the parties hereto agree to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information). Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 4.3 shall survive until September 14, 2017.

Section 4.4. No Solicitation; Exclusivity. From and after the date hereof until the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with Section 6.1 hereof, the Purchaser shall, and shall instruct and cause its Affiliates and its and their Representatives to, cease immediately any existing discussions or negotiations regarding any proposal or offer, in a single transaction or series of related transactions, for the direct or indirect acquisition of EMC or VMware or for the acquisition of beneficial ownership of any shares of EMC’s or VMware’s capital stock (other than shares of EMC or VMware owned by the Purchaser or any of its Affiliates or any of its or their respective Representatives, as the case may be, as of the date hereof) other than the Merger and the transactions contemplated in connection therewith (an “Alternative Proposal”). Additionally, from and after the date hereof until the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with Section 6.1 hereof, the Purchaser shall not, and shall instruct and cause its Affiliates and its and their Representatives not to (i) solicit, initiate, knowingly encourage (including by way of furnishing Confidential Information regarding Parent or any of its Subsidiaries), participate in or otherwise facilitate, any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in, an Alternative Proposal, (ii) provide any equity, debt or other financing (including, without limitation, any sale-leaseback, receivables factoring or other off-balance sheet financing) in connection with any Alternative Proposal, (iii) enter into any agreement or arrangement that contemplates a merger, consolidation, share exchange or other business combination, reorganization, recapitalization, liquidation or similar transaction, in each case, with respect to EMC or VMware and a third-party; (iv) enter into any sale, lease, exchange, transfer or other similar disposition of any assets of either EMC or VMware or any of their respective Subsidiaries; and/or (v) grant any proxy or enter into or agree to be bound by any voting trust with respect to any equity securities of EMC or VMware or enter into any agreements or arrangements of either kind with any Person with respect to any equity securities of EMC or VMware inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other stockholders or holders of equity securities of EMC or VMware who are not parties to this Agreement), including agreements or arrangements with respect to the acquisition, disposition or voting (if applicable) of any equity securities of EMC or VMware, or act, for any reason, as a member of a “group” (within the meaning of Section 13(d) of the

Exchange Act) or in concert with any other Persons in connection with the acquisition, disposition or voting (if applicable) of any Shares in any manner which is inconsistent with the provisions of this Agreement.

Section 4.5. Registration Rights Agreement; Stockholders’ Agreement. At the Closing, Parent and the Purchaser shall execute and deliver (a) at the option of Parent, an amendment to the Stockholders’ Agreement or a separate stockholders agreement, substantially in the form of the Stockholders’ Agreement, in either case in which the Purchaser would have the rights and obligations of a New Series A Stockholder (as defined therein), but as modified to incorporate the terms set forth in Schedule 4.5(a) and any Permitted Changes (the “Class C Stockholders Agreement”) and (b) an amended and restated registration rights agreement, substantially in the form of the Registration Rights Agreement, in which the Purchaser would have the rights and obligations of a Non-Sponsor Stockholder (as defined therein), but as amended to incorporate the terms set forth in Schedule 4.5(b) and any Permitted Changes (the “Amended Registration Rights Agreement”), in each case with such other changes as may be mutually agreed upon by the parties, the MD Purchasers, the MSDC Purchasers and the SLP Purchasers. In order to give effect to the terms of this Section 4.5, the MD Stockholders, the MSDC Stockholders and the SLP Stockholders (each as defined in the Sponsor Stockholders’ Agreement) have, as of the date hereof, entered into a letter agreement (the “Letter Agreement”) in the form attached hereto as Exhibit D, in which they have agreed, and the Purchaser and Parent hereby agree, within a reasonable time period taking into account the expected timing of the Closing Date, to (i) negotiate in good faith with each other to prepare a form of Class C Stockholders Agreement in accordance with the terms set forth on Schedule 4.5(a) and (ii) negotiate in good faith with each other to amend and restate the Registration Rights Agreement in accordance with the terms set forth on Schedule 4.5(b).

Section 4.6. Legends. Each certificate (or book entry share) evidencing the Shares shall bear the restrictive legend in substantially the following form, either as an endorsement or the face thereof:

THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF A STOCKHOLDERS’ AGREEMENT, DATED AS OF [                    ], AS IT MAY BE AMENDED, MODIFIED OR SUPPLEMENTED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SUCH SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH STOCKHOLDERS’ AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN

ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM, SUBJECT TO PARENT’S RIGHT TO RECEIVE AN OPINION OF COUNSEL, CERTIFICATIONS AND OTHER INFORMATION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO PARENT AND FROM COUNSEL REASONABLY SATISFACTORY TO PARENT STATING THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION REQUIREMENT.

Section 4.7. Certain Other Actions. From and after the date hereof until the earlier of (x) the Closing Date and (y) the termination of this Agreement in accordance with Section 6.1 hereof, Parent shall not (i) declare, set aside, make or pay any dividends, or make any other distributions in respect of, any shares of its capital stock, (ii) repurchase, redeem or otherwise acquire any shares of its capital stock, directly or indirectly, other than repurchases of shares of Common Stock from future, present or former directors, officers, employees or consultants (or their respective Affiliates or Immediate Family Members) of Parent or its Subsidiaries other than Michael S. Dell or (iii) take, or agree to take, any action (other than adoption of the Parent Certificate) that, had such action been taken following the Closing Date, would have required the affirmative vote by holders of the majority of the Class C Common Stock.

Section 4.8. Valid Issuance of the Shares. On the Closing Date, the Shares shall have been duly authorized by Parent and, when issued and delivered against payment as provided for in this Agreement, (i) will be validly issued, fully paid and non-assessable and (ii) will not be subject to any encumbrances, preemptive rights or any other similar contractual rights other than as may be set forth in the Parent Certificate, the Stockholders’ Agreement and the Registration Rights Agreement, in each case, with any Permitted Changes that may be made by Parent or the parties thereto, this Agreement or as may otherwise be incurred or agreed to by the holder thereof.

Section 4.9. Parent Certificate. Prior to the Effective Time, Parent shall cause the Parent Certificate to be filed with the Secretary of State of the State of Delaware and made effective substantially in the form set forth attached hereto as Exhibit A, with any Permitted Changes that may be made.

Section 4.10. Notification of Certain Matters. Each party (the “Notifying Party”) agrees to give prompt notice to the other of (i) any actions, suits or proceedings commenced against such party or, to such party’s knowledge, any of its Affiliates that question the validity of this Agreement or seek to prevent or restrain the transaction contemplated by this Agreement, or (ii) any notice from a Governmental Entity or any other events that, in the good faith judgment of the Notifying Party, would be reasonably likely, individually or in the aggregate, to result in the Merger failing to be completed by the Outside Date, provided that no party shall be required to make any notification or provide any information that such party determines in good faith would jeopardize the availability of attorney-client privilege. In no event shall the delivery of any notice by a party pursuant to this Section 4.10 limit or otherwise affect the respective rights, obligations, remedies, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 4.11. Purchase Price. In the event that, at any time from the date hereof until the Closing Date, Parent issues or agrees to issue, directly or indirectly, any shares of any class of common stock of Parent (or securities convertible into or exchangeable or exercisable for shares of common stock of Parent with a conversion or exercise price) at a per share price less than the Per Share Purchase Price (other than (a) shares of Class V Common Stock, (b) grants of equity awards to directors, officers or employees, or consultants or advisors described in Rule 701(c)(1) under the Securities Act, of Parent or its Subsidiaries pursuant to the 2013 Plan (or any bona fide additional or replacement plan for equity or equity-based grants to such persons) that are approved by the board of directors of Parent or a committee thereof in accordance with Parent’s policies for approval of equity or equity-based grants to such persons), or (c) shares issuable upon exercise of warrants, options or other rights outstanding on the date hereof or of grants described in clause (b), then the Per Share Purchase Price shall automatically be reset to such lower price, and the number of Shares being purchased will be maintained, and the Aggregate Purchase Price correspondingly reduced.

Section 4.12. Purchaser Antitrust Filings. The parties acknowledge that the ability of the Purchaser to purchase shares of Class C Common Stock pursuant to this Agreement may require a filing and expiration or termination of the applicable waiting periods under the HSR Act and may require filings pursuant to other antitrust, competition or fair trade laws. If the applicable waiting periods under the HSR Act and other antitrust, competition or fair trade laws have not expired or terminated by the first day of the Marketing Period (as defined in the Merger Agreement), then the Shares purchased hereunder by the Purchaser shall be shares of non-voting Class D Common Stock (as defined in the Parent Certificate), rather than shares of Class C Common Stock.

Section 4.13. Voting Agreement. Prior to the completion of an underwritten initial public offering of any class of common stock of Parent (other than Class V Common Stock), if the Shares purchased hereunder are entitled to a separate consent right or are part of a class or series entitled to a separate vote pursuant to Delaware law in connection with an amendment to the certificate of incorporation or bylaws of the Parent or a transaction involving the Parent, and if the effect of such amendment or transaction on the rights, powers and privileges of the Shares held by the Purchaser is not disproportionate and adverse compared to the effect of such amendment or transaction on the rights, powers and privileges of the shares held by the SLP Purchasers, the Purchaser agrees, on behalf of itself and its Permitted Transferees (as defined in the Sponsor Stockholders’ Agreement), to vote such Shares in favor of, and against, the amendment or transaction in the same proportion as all other votes cast in favor of and against the amendment or transaction.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1. Conditions to the Obligations of Parent. The obligations of Parent hereunder to consummate the issuance and sale of the Shares at the Closing shall be subject to the satisfaction (or written waiver by Parent) of the following conditions:

(a) all representations and warranties of the Purchaser set forth in Article III hereof are, at and as of the Closing, true and correct in all material respects (provided, that representations and warranties made by the Purchaser that are modified or qualified as to “materiality” (including the word “material”), “Purchaser Material Adverse Effect” or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties shall be true and correct in all respects);

(b) the Purchaser shall have performed in all material respects all of its covenants, agreements and obligations that are required to be performed under this Agreement at or prior to the Closing;

(c) substantially simultaneously with the Closing, the Merger Closing shall occur pursuant to the terms of the Merger Agreement (with such amendments, modifications or waivers thereto as shall have been agreed to by Parent); and

(d) concurrently with the Closing, the Purchaser and the MD Stockholders, the MSDC Stockholders and the SLP Stockholders (each as defined in the Sponsor Stockholders’ Agreement) shall have executed and delivered the Class C Stockholders’ Agreement and the Amended Registration Rights Agreement, in form and substance as contemplated by Section 4.5.

Section 5.2. Conditions to the Obligations of the Purchaser. The obligations of the Purchaser hereunder to consummate the issuance and sale of the Shares at the Closing shall be subject to the satisfaction (or written waiver by the Purchaser) of the following conditions:

(a) all representations and warranties of Parent set forth in Section 2.1(a) and Section 2.3 hereof are, at and as of the Closing, true and correct in all material respects (provided, that representations and warranties made by Parent that are modified or qualified as to “materiality” (including the word “material”), “Parent Material Adverse Effect” or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties shall be true and correct in all respects);

(b) Parent shall have performed in all material respects all of its covenants, agreements and obligations that are required to be performed under this Agreement at or prior to the Closing;

(c) Parent shall not have agreed to, approved or entered into any amendment or modification of the Merger Agreement, or knowingly waived a condition to Parent’s obligation to consummate the transactions therein as set forth in Sections 6.01 or 6.02 of the Merger Agreement, in each case in a manner materially adverse to the interests of the Purchaser in its capacity as a holder of the Shares, without the prior written consent of the Purchaser (it being understood that any modification, amendment or waiver to the definition of Material Adverse Effect shall be deemed to be materially adverse to the interests of the Purchaser in its capacity as a holder of the Shares, unless consented to in writing by the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned)); provided that any amendment or modification of the Merger Agreement that results in an increase or reduction in the Merger Consideration (as defined in the Merger Agreement) shall not be considered adverse to the Purchaser;

(d) substantially simultaneously with the Closing, the receipt by Parent and its Subsidiaries of the proceeds of the Financing (which, for the avoidance of doubt, may include any alternative debt or equity financing) other than the proceeds from the sale of Shares pursuant to this Agreement, including any proceeds of sales of Parent common stock to stockholders of Parent who exercise preemptive rights, in an amount that, together with the receipt of the proceeds of the sale of Shares pursuant to this Agreement and cash of Parent and its Subsidiaries and EMC that is held by such Persons in one or more bank accounts registered in their respective names and is available without restriction at the Closing to fund the Transaction Costs, is sufficient to fund in full the Transaction Costs (and, for the avoidance of doubt, the Debt Financing may be funded following the completion of the funding of issuances of common stock, preferred stock or warrants, including the funding contemplated by this Agreement);

(e) Prior to the Effective Time, the Parent Certificate shall have been filed with the Secretary of State of the State of Delaware and made effective (pursuant to which the Class C Common Stock and Class D Common Stock shall have been duly authorized and reserved for issuance);

(f) the Purchaser shall have received a certificate, dated the Closing Date, duly executed by an executive officer of Parent on behalf of Parent, certifying that immediately following the Closing, the Merger Closing shall occur in all material respects in accordance with the Merger Agreement (with such amendments, modifications or waivers thereto as shall have been agreed by Parent in accordance with Section 5.2(c));

(g) concurrently with the Closing, Parent and the MD Stockholders, the MSDC Stockholders and the SLP Stockholders (each as defined in the Sponsor Stockholders’ Agreement) shall have executed and delivered the Class C Stockholders’ Agreement and the Amended Registration Rights Agreement, in form and substance as contemplated by Section 4.5.

ARTICLE VI

TERMINATION

Section 6.1. Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by either party, effective upon delivery of written notice to the other, if Parent enters into any amendment, modification or supplement of the Merger Agreement, or otherwise knowingly waives any conditions, rights or obligations thereunder, such that a condition set forth in Section 5.2.(c) hereof would fail to be satisfied and (in the case of termination by Parent) the Purchaser has not consented to such amendment, modification, supplement or waiver; or

(ii) by either party, effective upon delivery of written notice to the other, if, through no fault of such terminating party or its Representatives, the Closing does not occur on or before the Outside Date (as defined in the Merger Agreement).

(b) This Agreement will automatically terminate without further action of any party hereto upon the termination of the Merger Agreement in accordance with its terms.

Section 6.2. Effect of Termination. If this Agreement is terminated pursuant to Section 6.1 hereof, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation of any party (or any Affiliate of such party, or any of their respective directors, officers, employees, representatives and/or agents), except with regard to any damages incurred or suffered by a party, to the extent such damages were the result of, or otherwise arose from, the breach by another party of any provision of this Agreement. Notwithstanding anything to the contrary in this Section 6.2, the parties shall remain bound by and continue to be subject to the provisions set forth in Section 4.3 hereof (Confidentiality), this Section 6.2 and Article VII (Miscellaneous) hereof.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Definitions. As used herein the following terms shall have the following respective meanings:

(a) “2013 Plan” shall have the meaning ascribed thereto in Section 2.2.

(b) “2014 Annual Report” shall have the meaning ascribed thereto in Section 2.7.

(c) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, that portfolio companies of Temasek Holdings (Private) Limited that are not under the management or control of the management team managing the Purchaser shall not be considered “Affiliates” of the Purchaser.

(d) “Aggregate Purchase Price” shall have the meaning ascribed thereto in Section 1.1 hereof.

(e) “Agreement” shall have the meaning ascribed thereto in the preamble hereof.

(f) “Alternative Proposal” shall have the meaning ascribed thereto in Section 4.4 hereof.

(g) “Amended Registration Rights Agreement” shall have the meaning ascribed thereto in Section 4.5 hereof.

(h) “Antitrust Notification” shall have the meaning ascribed thereto in Section 4.1.(a).

(i) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized to be closed in New York, New York.

(j) “Cash Consideration” shall have the meaning ascribed thereto in the Merger Agreement.

(k) “Class B Common Stock” shall have the meaning ascribed thereto in the recitals hereof.

(l) “Class C Common Stock” shall have the meaning ascribed thereto in the recitals hereof.

(m) “Class C Stockholders’ Agreement” shall have the meaning ascribed thereto in Section 4.5 hereof.

(n) “Class V Common Stock” means the new Class V Common Stock to be authorized by the Parent Certificate, par value $0.01 per share, of Parent.

(o) “Closing” shall have the meaning ascribed thereto in Section 1.2 hereof.

(p) “Closing Date” shall have the meaning ascribed thereto in Section 1.2

(q) “Code” shall have the meaning ascribed thereto in the recitals hereof.

(r) “Common Stock” shall mean all classes of capital stock of Parent other than the Class V Common Stock.

(s) “Concurrent Common Stock Purchase Agreement” shall have the meaning ascribed thereto in the recitals hereof.

(t) “Concurrent Equity Investors” shall have the meaning ascribed thereto in the recitals hereof.

(u) “Confidential Information” shall have the meaning ascribed thereto in Section 4.3 hereof.

(v) “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(w) “Debt Commitment Letter” shall have the meaning ascribed thereto in the recitals hereof.

(x) “Debt Financing” shall have the meaning ascribed thereto in the Merger Agreement.

(y) “Disclosing Party” shall have the meaning ascribed thereto in Section 4.3 hereof.

(z) “Effective Time” shall have the meaning ascribed thereto in the Merger Agreement.

(aa) “EMC” shall have the meaning ascribed thereto in the recitals hereof.

(bb) “EUMR” shall mean the European Commission of a merger notification in accordance with Council Regulation (EC) No 139/2004 of the European Union.

(cc) “Exchange Act” shall have the meaning ascribed thereto in Section 4.4 hereof.

(dd) “FCPA” shall have the meaning ascribed thereto in Section 2.13.

(ee) “Financing” shall have the meaning ascribed thereto in the Merger Agreement.

(ff) “GAAP” shall have the meaning ascribed thereto in Section 2.7.

(gg) “Governmental Entity” shall have the meaning ascribed thereto in the Merger Agreement.

(hh) “H1 2015 Quarterly Report” shall have the meaning ascribed thereto in Section 2.7(a).

(ii) “HSR Act” shall mean the United States Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended, and the rules and regulations promulgated thereunder.

(jj) “Immediate Family Members” shall mean, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

(kk) “Infringe” shall have the meaning ascribed thereto in Section 2.12.

(ll) “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, Software and other intangible intellectual property rights.

(mm) “Law or Regulation” shall have the meaning ascribed thereto in Section 4.3.

(nn) “Lenders” shall have the meaning ascribed thereto in the recitals hereof.

(oo) “Letter Agreement” shall have the meaning ascribed thereto in Section 4.5.

(pp) “Management Stockholders Agreement” means the Management Stockholders Agreement, dated as of October 29, 2013, by and among Denali Holding Inc., the MD Purchasers, the MSDC Purchasers, the SLP Purchasers and the other parties party thereto, as amended through the date hereof.

(qq) “Marketing Period” shall have the meaning ascribed thereto in the Merger Agreement.

(rr) “Material Adverse Effect” shall have the meaning ascribed thereto in the Merger Agreement.

(ss) “MD Purchasers” shall mean Michael S. Dell and Susan Lieberman Dell Separate Property Trust.

(tt) “Merger” shall have the meaning ascribed thereto in the recitals hereof.

(uu) “Merger Agreement” shall have the meaning ascribed thereto in the recitals hereof.

(vv) “Merger Agreement Signing Documents” shall have the meaning ascribed thereto in Section 2.14.

(ww) “Merger Closing” shall mean “Closing” as such term is defined in the Merger Agreement.

(xx) “Merger Consideration” shall have the meaning ascribed thereto in the Merger Agreement.

(yy) “Merger Sub” shall have the meaning ascribed thereto in the recitals hereof.

(zz) “MSDC Purchasers” shall mean MSDC Denali Investors, L.P., a Delaware limited partnership, and MSDC Denali EIV, LLC, a Delaware limited liability company.

(aaa) “Notifying Party” shall have the meaning ascribed thereto in Section 4.10.

(bbb) “OFAC” shall have the meaning ascribed thereto in Section 2.13.

(ccc) “Outside Date” shall have the meaning ascribed thereto in the Merger Agreement.

(ddd) “Parent” shall have the meaning ascribed thereto in the preamble hereof.

(eee) “Parent Certificate” shall have the meaning ascribed thereto in the recitals hereof.

(fff) “Parent Material Adverse Effect” shall mean such facts, circumstances, events or changes that (i) individually or in the aggregate are, or would reasonably be expected to be, materially adverse to the business condition (financial or otherwise), assets or continuing operations of Parent and its Subsidiaries taken as a whole or (ii) prevent or delay beyond the Outside Date, or would reasonably be expected to prevent or delay beyond the Outside Date, Parent’s ability to fulfill its obligations under this Agreement and to consummate the Merger, but shall not include facts, circumstances, events or changes (a) generally affecting any of the industries in which Parent, taken together with its Subsidiaries, operates, in the United States or elsewhere in the world or the economy or the financial or securities markets in the United States or elsewhere in the world, in each case, except to the extent such facts, circumstances, events or changes disproportionately affect Parent and its Subsidiaries; (b) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (c) any conditions resulting from natural disasters; (d) any action taken or omitted to be taken by or at the written request of the Purchaser; (e) any announcement of the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby, other than for purposes of any representation or warranty set forth in Section 2.6; (f) resulting from changes in applicable legal requirements, GAAP or accounting standards; or (g) any failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that this clause (g) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or estimates has resulted in a Parent Material Adverse Effect).

(ggg) “parties” shall have the meaning ascribed thereto in the preamble hereof.

(hhh) “Permitted Changes” means (i) in the case of the Parent Certificate, such changes or amendments thereto that would not require the consent of the Purchaser as holder of the Shares assuming the Parent Certificate were then in effect, (ii) in the case of the Stockholders’ Agreement, such changes or amendments thereto that would not require the consent of the Purchaser assuming the Stockholders’ Agreement in the form attached as Exhibit B (subject to the modifications set forth in clauses A, B, C and D in Schedule 4.5(a)) were then in effect and the Purchaser were a party thereto as contemplated by this Agreement, and (iii) in the case of the Registration Rights Agreement, such changes or amendments thereto that would not require the consent of the Purchaser assuming the Registration Rights Agreement in the form attached as Exhibit C (subject to the modifications set forth in Schedule 4.5(b)) were then in effect and the Purchaser were a party thereto as contemplated by this Agreement.

(iii) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.

(jjj) “Per Share Purchase Price” shall have the meaning ascribed thereto in Section 1.1.

(kkk) “Purchaser” shall have the meaning ascribed thereto in the preamble hereof.

(lll) “Purchaser Material Adverse Effect” shall have the meaning ascribed thereto in Section 3.3.

(mmm) “Receiving Party” shall have the meaning ascribed thereto in Section 4.3.

(nnn) “Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 29, 2013, of Parent, a copy of which is attached as Exhibit C to this Agreement, with such Permitted Changes as may be made by Parent and the parties thereto prior to the Purchaser becoming a party thereto.

(ooo) “Related Party” and “Related Parties” shall have the meanings ascribed thereto in Section 7.15.

(ppp) “Reports” shall have the meaning ascribed thereto in Section 2.7(a).

(qqq) “Representative” shall have the meaning ascribed thereto in Section 4.3.

(rrr) “Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

(sss) “Securities Act” shall have the meaning ascribed thereto in Section 3.5 hereof.

(ttt) “SEC” shall have the meaning ascribed thereto in Section 2.7(c).

(uuu) “Shares” shall have the meaning ascribed thereto in the recitals hereof.

(vvv) “SLP Purchasers” means Silver Lake Partners III, L.P., a Delaware limited partnership, and Silver Lake Partners IV, L.P., a Delaware limited partnership.

(www) “Software” means computer programs in object code and source code formats.

(xxx) “Sponsor Stockholders’ Agreement” means the Sponsor Stockholders Agreement, dated as of October 29, 2013, by and among Denali Holding Inc., Denali Intermediate Inc., Dell Inc., Denali Finance Corp., Dell International L.L.C., the MD Purchasers, the MSDC Purchasers, the SLP Purchasers and the other parties party thereto.

(yyy) “Stockholders’ Agreement” means the Series A Stockholders Agreement, dated as of February 6, 2014, among Parent and the stockholders of Parent parties thereto, a copy of which is attached as Exhibit B to this Agreement, as amended to (i) reflect the reclassification of Parent’s common stock pursuant to the Parent Certificate, the creation of the Class V Common Stock pursuant to the Parent Certificate and the addition of the Purchaser as a party in respect of its Class C Common Stock and (ii) to make such Permitted Changes as may be made by Parent and the parties thereto prior to the Purchaser becoming a party thereto.

(zzz) “Stock Option Agreement” means the Stock Option Agreement, effective as of November 25, 2013, by and between Parent and MD.

(aaaa) “Subsidiary” means with respect to any Person (i) any other Person of which a majority of the outstanding voting securities or other voting equity interests, a majority of the economic or voting interests or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such Person and/or (ii) any partnership or limited liability company of which such Person is a general partner, managing partner or managing member.

(bbbb) “Transaction Costs” means (i) the aggregate Cash Consideration (as defined in the Merger Agreement) and other amounts payable pursuant to Article II of the Merger Agreement, (ii) the payment of any and all costs, fees and expenses required to be paid by Parent, the Surviving Corporation (as defined in the Merger Agreement) or their respective subsidiaries in connection with the Merger Agreement, the Merger (as defined in the Merger Agreement), the Financing and the transactions contemplated hereby and thereby and (iii) amounts required for the repayment, redemption, discharge or refinancing of indebtedness for borrowed money of the Parent and its subsidiaries and EMC and its subsidiaries contemplated by the Merger Agreement or the Debt Commitment Letter (as defined in the Merger Agreement).

(cccc) “USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

(dddd) “VMware” shall mean VMware, Inc., a Delaware corporation.

Section 7.2. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by telecopy (which is confirmed by non-automated response) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to Parent:

Denali Holding Inc.

One Dell Way

Round Rock, TX 78682

Attention:  General Counsel

with a copy to (which shall not constitute notice or constructive notice):

Silver Lake Partners

2775 Sand Hill Road

Suite 100

Menlo Park, CA 94025

Attention:  Karen King

Facsimile:   (650) 233-8125

Email: karen.king@silverlake.com

and

Silver Lake Partners

9 West 57th Street, 32nd Floor

New York, NY 10019

Attention:  Andrew J. Schader

Facsimile:   (212) 981-3535

Email: andy.schader@silverlake.com

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:  Richard Capelouto

   Daniel N. Webb

   Atif Azher

Facsimile:   (650) 251-5002

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:  Kenneth B. Wallach

Facsimile:   (212) 455-2502

and

Simpson Thacher & Bartlett LLP

600 Travis Street, Suite 5400

Houston, TX 77002

Attention:  Christopher R. May

Facsimile:   (713) 821-5602

(ii)	If to the Purchaser:

Venezio Investments Pte. Ltd.

60B Orchard Road

#06-18 Tower 2

Singapore

Attention: Boon Sim

Facsimile: boonsim@temasek.com.sg

with a copy to (which shall not constitute notice or constructive notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York NY 10006

Attention:  Paul J. Shim

Facsimile:   (212) 225-3999

Email: pshim@cgsh.com

Section 7.3. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.4. Amendments and Waivers. This Agreement may only be amended, supplemented or changed by a written instrument signed by each of the parties hereto, and a provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived may be sought. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.5. Fees and Expenses. Each of the parties shall be responsible for and shall bear any costs and/or expenses incurred by it in connection with negotiating, finalizing and entering into this Agreement, the Parent Certificate and the Shares, and consummating the transactions contemplated hereby and thereby. For the avoidance of doubt, the Purchaser shall have no obligation or liability with respect to any cost or expense incurred by Parent or its Affiliates in connection with or pursuant to the Merger Agreement.

Section 7.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by Parent, on the one hand, or the Purchaser, on the other hand, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other. Any attempted assignment without obtaining the required consents shall be null and void.

Section 7.7. Governing Law. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with the laws of the State of New York.

Section 7.8. Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the Borough of Manhattan, New York City, New York in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. The Purchaser hereby irrevocably appoints Temasek International (USA) LLC, 375 Park Avenue, 14th Floor, New York, New York 10152 to receive for it, and on its behalf, service of process in the United States in any suit, action or proceeding arising out of this Agreement, and agrees that service of process by registered or certified mail, return receipt requested, at the foregoing address shall be deemed, in every respect, effective service of process upon the Purchaser.

Section 7.9. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10. Remedies. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the Borough of Manhattan, New York City, New York or any court of the United States located in New York, New York without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, that notwithstanding any other provision of this Agreement, this right shall not permit the Purchaser or any other Person to enforce the terms of the Debt Commitment Letter or the definitive agreement relating thereto or to require Parent to file any legal action or proceeding against any Lender. The pursuit of specific enforcement by any party hereto will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled. The parties further agree that any court order for specific performance of the Purchaser’s obligations hereunder will not constitute an attachment or seizure of property within the scope of the Foreign Sovereign Immunities Act of 1976.

Section 7.11. Waiver of Sovereign Immunity. To the extent that the Purchaser may in any jurisdiction claim for itself or its assets immunity from suit, execution or attachment (whether in aid of execution, before judgment or otherwise) or immunity from any other form of legal process, the Purchaser hereby irrevocably and unconditionally waives all such immunity to the fullest extent permitted by any applicable laws and covenants that it shall not assert sovereign immunity as a defense either to jurisdiction or to any enforcement measures that are available in any such jurisdiction, including without limitation enforcement measures that are available for a judgment rendered in a legal proceeding conducted in another jurisdiction.

Section 7.12. Entire Agreement. This Agreement (together with the Exhibits attached hereto) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their Affiliates with respect to the subject matter of this Agreement.

Section 7.13. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 7.14. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 7.15. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, the parties by the acceptance of the benefits of this Agreement, covenant, agree and acknowledge that no Person other than the parties hereto shall have any obligation hereunder and no recourse under this Agreement or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, affiliates, members, managers, general or limited partners, agents, attorneys or other representatives of any party hereto, or any of their successors or assigns, or any former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, affiliates, members, managers, general or limited partners, agents, attorneys or other representatives or successors or assignees of any of the foregoing (each, a “Related Party” and, collectively, the “Related Parties”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Party for any obligations of the parties hereto or any of their respective successors or permitted assigns under this Agreement or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any claim (whether at law or equity, in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

Section 7.16. Counterparts; Third Party Beneficiaries. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission). No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that the Related Parties are express intended third party beneficiaries of Section 7.15.

Section 7.17. Survival of Representations and Warranties. Except for the representations and warranties contained in Section 2.1(a), Section 2.2 and Section 2.3, and the representations and warranties contained in Section 3.1 and Section 3.2 (all of which shall survive the Closing and shall not terminate), and except for the representations and warranties contained in Section 2.15 (all of which shall survive the Closing for twenty-four (24) months), the representations and warranties made herein shall survive for twelve (12) months following the Closing Date and shall then expire and be of no further effect and shall not give rise to liability after such expiration; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing by the alleging party hereto to the other party hereto prior to such expiration.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

Denali Holding Inc.

By:	Thomas W. Sweet
	Name:	Thomas W. Sweet
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Common Stock Purchase Agreement]

PURCHASER:

Venezio Investments Pte. Ltd.

By:	/s/ Wolfgang Klemm
Name:	Wolfgang Klemm
Title:	Director

[Signature Page to Common Stock Purchase Agreement]